Exhibit 10.11

CONSULTING SERVICES AGREEMENT

This AGREEMENT dated November 10th, 2025.

BETWEEN:

THE METALS ROYALTY COMPANY INC.

1900 Dome Tower,

333 7th Avenue S.W.,

Calgary, AB, T2P 2Z1

(the “Company”)

AND:

DONALD SEWELL

[Personal information redacted]

(the “Consultant”)

WITNESSES THAT WHEREAS:

A.	The Company wishes to retain the Consultant to perform certain executive management consulting services and the Consultant agrees to provide such services to the Company on the terms and conditions set out herein;

B.	Unless otherwise agreed by the Company, the Consultant will determine in his sole discretion the manner and means by which the services are accomplished, subject to the requirement that the Consultant will at all times comply with applicable law and any compliance policies drawn to the Consultant's attention insofar as they are applicable to independent consultants;

C.	The Consultant will be intimately involved in the Company’s business and with the confidential information of the Company and, by virtue of such involvement, may receive confidential information regarding the Company; and

D.	The Company will pay to the Consultant $100 as fresh consideration for entering into this Agreement.

THEREFORE, in consideration of the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.	SERVICES

1.1         Services. The Consultant agrees to perform the services set out in Schedule “A” to this Agreement (the “Services”).

1.2	Independent Contractor. It is acknowledged and agreed that:

(a)	The Consultant shall at all times be an independent contractor. The Consultant is not the employee or agent of the Company and no partnership, joint venture or agency will be created by this Agreement or by any action of the parties under this Agreement and the Consultant shall not represent itself to be in any such relationship with the Company.

(b)	Unless otherwise provided, the Consultant will perform the Services at the Consultant’s offices or facilities, using the Consultant’s instruments, equipment and tools. The Consultant will determine the time, place and order in which the Consultant will perform the Services in accordance with any milestones and/or timeline.

(c)	The Consultant acknowledges and agrees that he shall be responsible for payment to the proper authorities of any and all income taxes, and other statutory withholdings and remittances related to the remuneration he receives from the Company.

(d)	If at any time the Canada Revenue Agency or any other competent authority determines that the Consultant is an employee of the Company, then the Company will immediately begin making all statutorily required withholdings and remittances in respect of payments to the Consultant.

1.3          The relationship between the Consultant and the Company is a non-exclusive relationship and the Consultant is entitled to provide services to organizations or individuals other than the Company, provided that in doing so the Consultant does not provide services to another entity such that it interferes with the services being provided by the Consultant to the Company or otherwise breach the provisions of this Agreement.

2.	REMUNERATION

During the term of this Agreement, the Company shall provide the Consultant with the remuneration set out in Schedule “B”, which sets out completely the remuneration payable to the

Consultant.

3.	EXPENSES

3.1          Business Expenses. The Consultant shall be reimbursed by the Company for any reasonable expenses incurred in connection with the performance of Services, including business travel, in accordance with the Company’s policies as established from time to time (the “Expenses”). The reimbursement of all expenses, pursuant to this Agreement, must be supported with appropriate receipts, invoices or similar documentation and approved in advance by the Company.

4.	TERM AND TERMINATION

4.1          The term of this Agreement shall commence on November 1, 2025 and shall continue until terminated in accordance with the terms of Section 4 of this Agreement (the “Term”).

4.2          Either party terminate the Consultant’s engagement with Company during the Term, with no notice, for fundamental breach. If this Agreement and the Consultant’s engagement are terminated for fundamental breach, the Consultant shall only be paid for fees earned to the date of termination, and any properly incurred business expenses that had not yet been reimbursed.

4.3          The Company may terminate the Consultant’s engagement under this Agreement other than for fundamental breach during the Term by providing the Consultant with twelve (12) months’ written notice of termination, or, at the Company’s sole discretion, by paying to the Consultant, in lieu of such notice, an amount equal to twelve (12) months’ of the monthly fees set out in Schedule B to this Agreement, or any combination thereof.

4.4          All vested equity-based incentives (including stock options or restricted share units) shall be exercisable by the Consultant in accordance with the terms of the applicable equity incentive plan. Unvested equity-based incentives will be cancelled upon the effective date of termination of the Consultant’s engagement with the Company.

4.5          The Consultant may terminate his obligations under this Agreement during the Term, other than for fundamental breach by giving ninety (90) days’ written notice to the Company. On the giving of such notice by the Consultant, or at any time thereafter, the Company shall have the right to elect at any time thereafter to immediately terminate the Consultant’s engagement, and upon such election, shall provide to the Consultant a lump sum payment equal to the monthly fees that would have been paid for the remainder of this ninety (90) day period.

4.6          The Consultant shall be reimbursed for any properly incurred expenses upon termination of this engagement for any reason.

5.	CHANGE OF CONTROL

5.1	For the purposes of this Agreement "Change in Control" means:

(A)	there is direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting securities of the Company (as defined in the Securities Act, R.S.B.C. 1996, c. 418 as the same may be amended from time to time and any successor legislation thereto) that when taken together with any other voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of the Company;

(B)	a majority of the then-incumbent Board of Directors’ nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company;

(C)	there is a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(D)	there is a liquidation, dissolution or winding-up of the Company; or

(E)	there is a merger, amalgamation, consolidation or reorganization into or with another body corporate or other legal person and, as a result of such business combination, more than 50% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the voting shares of the Company immediately prior to such transaction.

5.2          If the Consultant’s engagement is terminated by the Company other than for fundamental breach or by the Consultant for Good Reason during the twelve (12) month period following Change of Control, the Consultant shall be entitled to be paid and to receive from the Company the amounts and benefits provided in Section 5.4 below.

5.3          For the Purposes of this Agreement, “Good Reason” means any one or more of the following events, occurring following a Change of Control and without the Consultant’s written consent:

(A)	the Consultant is placed in a position of lesser stature than his current position, is assigned services to perform that would result in a material change in the nature or scope of powers, authority, functions or duties inherent in such a position immediately prior to the Change of Control;

(B)	a decrease in the Consultant’s monthly fee or a decrease in the Consultant’s other remuneration, if any, as set out in Schedule B to this Agreement.; or

(C)	a requirement that the Consultant relocate to a location greater than forty (40) kilometers from the Consultant’s primary work location immediately prior to a Change of Control’

5.4	Compensation Upon Termination

5.5          In the event Consultant’s engagement terminated pursuant to Section 5.2, the Company shall pay, in lieu of any payments set out in Section 4 of this Agreement, the following amounts to the Consultant within ten (10) days of the effective date of termination:

(A)	if not already paid, the Consultant’s monthly fee to the effective date of termination;

(B)	an amount equivalent to twelve (12) months of monthly fees;

(C)	an amount to reimburse any properly incurred expenses; and

(D)	any unvested equity-based incentives shall vest upon the effective date of termination and will be exercisable by the Consultant in accordance with the terms and conditions of the applicable equity-incentive plan.

6.	NO ADDITIONAL PAYMENTS

6.1          The Consultant acknowledges and agrees that unless otherwise expressly agreed in writing between the Consultant and the Company, the Consultant shall not be entitled, by reason of his engagement with the Company or by reason of any termination of such engagement, howsoever arising, to any remuneration, compensation, or other benefits other than those expressly provided for in this Agreement.

7.	CONFIDENTIAL INFORMATION

7.1          The Consultant acknowledges that, by reason of the Consultant’s engagement with the Company, the Consultant will have access to Confidential Information of the Company, that the Company has spent time, effort and money to develop and acquire. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information whether prepared, conceived or developed by an employee or agent of the Company (including the Consultant) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential Information includes information of the Company pertaining to:

(a)	any ideas, drawings, maps, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(b)	the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)	any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)	any information relating to the present or proposed business of the Company.

(g)	but does not include information which:

(h)	is readily available to the public in the same form through no fault of the Consultant;

(i)	did not originate from the Company and was lawfully obtained by the Consultant in the same form from an independent third party without any restrictions on disclosure; or

(j)	did not originate from the Company and was in the possession of the Consultant in the same form prior to disclosure to the Consultant by the Company.

The Consultant acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of Company.

7.2          The Consultant agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Consultant or disclosed to the Consultant as a result of or in connection with the Consultant’s engagement with the Company. The Consultant agrees that, both during his/her engagement and after the termination of that engagement for any reason, the Consultant will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as may be consented to by prior written authorization of the Board of the Company. The obligation of confidentiality imposed by this Agreement shall not apply to information that otherwise becomes generally known in the industry through no act of the Consultant in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

7.3          The Consultant agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company and its affiliates, including without limitation, Confidential Information, in the Consultant’s possession now or at any time during the term of this Agreement, are and shall be the property of the Company and its affiliates, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

8.	REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Consultant is a party or by which the Consultant or the Consultant’s property is bound.

9.	RETURN OF DOCUMENTS

The Consultant agrees that all files, documents and equipment issued to the Consultant of any nature pertaining to business of the Company are and shall be the property of the Company, and that all such documents and all copies of them and any equipment shall be returned to the Company up on the termination of the Consultant’s engagement by the company for any reason.

10.	SEVERABILITY

Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

11.	SURVIVAL

The Company and the Consultant expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Consultant’s services hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Consultant’s services or the termination of this Agreement for any reason.

12.	ENTIRE AGREEMENT AND AMENDMENTS

12.1       The provisions herein constitute the entire agreement between the parties in relation to providing consulting services to the Company and supersede all previous communications, representations and agreements, whether oral or written, between the Company and the Consultant with respect to the subject matter hereof. This Agreement may not be amended or modified except by written instrument signed by the Company and the Consultant.

12.2       The Consultant agrees as a term of the Company entering into this Agreement to sign a release of any claims arising out of the termination of his previous employment with the Company in the form attached as Schedule “C” to this Agreement.

13.	GOVERNING LAW

This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

14.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

15.	ASSIGNMENT OF RIGHTS

The Consultant shall not assign his rights under this Agreement or delegate to others any of its functions and duties under this Agreement without the express written consent of the Company which may be withheld in its sole discretion.

16.	NOTICE

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the parties at their respective addresses set out on the first page of this Agreement.

17.	CURRENCY

All monetary amounts set out in this Agreement refer to United States Dollars.

18.	LEGAL ADVICE

The Consultant acknowledges that it was recommended by the Company that it obtain independent legal advice before executing this Agreement and that by executing this Agreement the Consultant represents that it had the opportunity to obtain independent legal advice.

IN WITNESS WHEREOF the parties have hereto have duly executed this agreement as of the day and year first above written.

THE METALS ROYALTY COMPANY INC.

Per:	(Signed) "Brian Paes-Braga"

(Signed) "Donald Sewell"
DONALD SEWELL

SCHEDULE A

The Consultant agrees to provide the following services:

1.	The Consultant shall provided executive management services in the capacity of President & Chief Financial Officer.

SCHEDULE B

A.	Remuneration

1.	The Company shall pay to the Consultant a monthly service fee of $18,750 per month. The Consultant shall provide a monthly invoice for this service fee and any pre-approved expenses by no later than the 10th day of the following month.

2.	The Company shall pay to the Consultant an annual cash bonus as part of its short term incentive (“STI”) bonus plan. The Consultant’s annual STI bonus target shall be 100% of their annualized service fee, or $225,000. The annual STI bonus shall be determined based on certain milestones approved annually by the compensation committee and Board of Directors. The assessment of milestones and the Consultant’s entitlement to a bonus shall be determined by the compensation committee of the Board of Directors in its sole discretion.

3.	The Consultant shall participate in the Company’s long term incentive program (the “LTI” program) and be subject to equity compensation grants as approved and granted at the discretion of the Company’s compensation committee and Board of Directors.